Exhibit 99.1

                            FOR IMMEDIATE RELEASE

                      HALLMARK FINANCIAL SERVICES, INC.
                    SECOND QUARTER 2006 EARNINGS RESULTS

 FORT WORTH, Texas, (August 14, 2006) - Hallmark Financial Services, Inc. today reported operating results for the second quarter of fiscal 2006. During the three months ended June 30, 2006, total revenues of the Company were $47.2 million, representing a 165.3% increase over the $17.8 million in total revenues for the second quarter of 2005. During the six months ended June 30, 2006, total revenues of the Company were $91.7 million, representing a 160.3% increase over the $35.2 million in total revenues for the first half of 2005. The increases in total revenues for the three and six months ended June 30, 2006 were primarily attributable to the acquisitions of new operating units in the first quarter of 2006 and the retention of business that was previously retained by third parties.

 The Company reported a net loss of $2.8 million and $0.4 million for the three and six months ended June 30, 2006, respectively, compared to net income of $2.0 million and $3.8 million in the same periods in the prior year. On a diluted per share basis, net loss was $0.18 and $0.03 for the three and six months ended June 30, 2006, respectively, compared to net income per diluted share of $0.20 and $0.44 for the same periods in 2005.

 During the three and six months ended June 30, 2006, the Company recorded $8.5 million and $9.6 million, respectively, of interest expense from amortization attributable to the deemed discount on convertible promissory notes issued in January, 2006. The principal and accrued interest on the convertible notes was converted to approximately 3.3 million shares of common stock during the second quarter of 2006 and the balance of the deemed discount is now fully amortized. In the absence of this non-cash expense, net income for the three and six months ended June 30, 2006 would have been $2.5 million and $5.7 million, respectively, representing a 25.7% and 47.9% increase over the $2.0 million and $3.8 million in net income for the similar periods of 2005.

 "I am pleased by the significant growth in our revenues and the robust increases in our operating results for the second quarter and year to date," stated Mark E. Schwarz, Executive Chairman. "I believe that we are well positioned for continued success in our specialty and niche property and casualty insurance markets," Mr. Schwarz continued.

 "We are now reaping the benefits of the strategic plans we began implementing last year," stated Mark J. Morrison, President and Chief Executive Officer. "Our successful 2005 capital plan paved the way for the accretive acquisitions and increased retention of profitable business which are now fueling our success. We look forward to retaining additional premium as we continue to integrate these acquisitions into our operations," Mr. Morrison concluded.

 Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property and casualty insurance products to businesses and individuals. The Company's business involves marketing, distributing, underwriting and servicing commercial insurance in Texas, New Mexico, Idaho, Oregon, Montana, Louisiana, Oklahoma and Washington; marketing, distributing, underwriting and servicing non-standard personal automobile insurance in Texas, New Mexico, Arizona, Oklahoma and Idaho; marketing, distributing, underwriting and servicing general aviation insurance in 48 states; and providing other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF".

 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

                   For further information, please contact:
   Mark J. Morrison, President and Chief Executive Officer at 817.348.1600
                             www.hallmarkgrp.com

              Hallmark Financial Services, Inc. and Subsidiaries
                    Consolidated Statements of Operations
                                 (Unaudited)
                 ($ in thousands, except per share amounts)


                                    Three Months Ended     Six Months Ended
                                          June 30                June 30
                                    ------------------     ------------------
                                      2006       2005        2006       2005
                                    -------    -------     -------    -------
 Gross premiums written            $ 47,876   $  8,839    $ 95,611   $ 19,473
 Ceded premiums written              (2,484)         -      (4,440)         -
                                    -------    -------     -------    -------
   Net premiums written              45,392      8,839      91,171     19,473
   Change in unearned premiums      (11,133)       824     (28,478)       230
                                    -------    -------     -------    -------
   Net premiums earned               34,259      9,663      62,693     19,703

 Investment income, net of expenses   2,236        451       4,593        862
 Realized loss                       (1,283)       (41)     (1,366)       (41)
 Finance charges                      1,216        509       1,903      1,049
 Commission and fees                 10,016      5,628      22,280     10,440
 Processing and service fees            727      1,570       1,584      3,204
 Other income                            16          5          20         13
                                    -------    -------     -------    -------
   Total revenues                    47,187     17,785      91,707     35,230

 Losses and loss adjustment expenses 20,199      5,515      36,889     11,541
 Other operating costs and expenses  20,027      9,150      41,053     17,855
 Interest expense                     1,662        102       3,247        105
 Interest expense from amortization
   of discount on convertible notes   8,508          -       9,625          -

 Amortization of intangible asset       573          7       1,146         14
                                    -------    -------     -------    -------
   Total expenses                    50,969     14,774      91,960     29,515

 Income (loss) before tax            (3,782)     3,011        (253)     5,715

 Income tax expense (benefit)          (940)     1,007         163      1,896
                                    -------    -------     -------    -------
 Net income (loss)                 $ (2,842)  $  2,004    $   (416)  $  3,819
                                    =======    =======     =======    =======

 Common stockholders net income
   (loss) per share:
     Basic                         $  (0.18)  $   0.20    $  (0.03)  $   0.45
                                    =======    =======     =======    =======
     Diluted                       $  (0.18)  $   0.20    $  (0.03)  $   0.44
                                    =======    =======     =======    =======


 The following is a reconciliation of net income without interest expense from amortization of discount on convertible notes to reported results (in thousands). Management believes this reconciliation provides useful supplemental information in evaluating the operating results of our business. This disclosure should not be viewed as a substitute for net loss determined in accordance with GAAP:

                                                Three Months     Six Months
                                                    Ended           Ended
                                                June 30, 2006   June 30, 2006
                                                -------------   -------------
     Income excluding interest expense from
       amortization of discount, net of tax         $2,520          $5,650

     Interest expense from amortization
       of discount                                   8,508           9,625
     Less related tax effect                        (3,146)         (3,559)
                                                -------------   -------------
                                                     5,362           6,066

                                                -------------   -------------
     Net loss                                      ($2,842)          ($416)
                                                =============   =============